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                                                                    EXHIBIT 11.2

                              AETHER SYSTEMS, INC.

                 SCHEDULE OF RATIO OF EARNINGS TO FIXED CHARGES

                                                YEAR ENDED DECEMBER 31,
                        ------------------------------------------------------------------------
                                              HISTORICAL
                        -------------------------------------------------------     PRO FORMA(1)
                          1996          1997           1998            1999            1999
                        ---------    -----------    -----------    ------------    -------------
Pre-tax loss from
  continuing
  operations..........  $(416,980)   $(2,747,177)   $(4,693,272)   $(30,691,494)   $(450,334,642)
Fixed Charges:
  Interest expense....         --             --         70,171       1,056,718       19,116,718
  Rent expense
     interest
     factor...........     16,333         28,000         30,333          94,000          202,000
                        ---------    -----------    -----------    ------------    -------------
                           16,333         28,000        100,504       1,150,718       19,318,718
                        ---------    -----------    -----------    ------------    -------------
Earnings as
  adjusted............   (400,647)    (2,719,177)    (4,592,768)    (29,540,776)    (431,015,924)
Fixed charges from
  above...............     16,333         28,000        100,504       1,150,718       19,318,718
Fixed charges exceed
  earnings by.........  $ 416,980    $ 2,747,177    $ 4,693,272    $ 30,691,494    $(450,334,642)
                        =========    ===========    ===========    ============    =============

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(1)  Gives effect to the Mobeo, LocusOne and Riverbed acquisitions, the offering of convertible notes and the concurrent common stock offering.